Exhibit 99.1
AFC REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2008
ALSO UPDATES FISCAL 2008 GUIDANCE
ATLANTA, May 28 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) restaurants, today reported results for its fiscal first quarter which ended April 20, 2008.
     First Quarter 2008 Highlights compared to First Quarter 2007:
—	Net income was $6.4 million, or $0.24 per diluted share, compared to $6.4 million, or $0.22 per diluted share, last year. Excluding the pre-tax impact of $1.3 million from other non-operating income, net income would have been $5.6 million, or $0.21 per diluted share.

—	Total system-wide sales increased by 1.5 percent compared to 1.7 percent last year.

—	Total domestic same-store sales decreased 1.8 percent compared to a decrease of 3.4 percent last year. International same-store sales increased 3.5 percent compared to an increase of 0.2 percent last year. Total global same-store sales decreased 1.3 percent compared to a decrease of 3.1 percent last year.

—	The Popeyes system opened 37 and closed 32 restaurants, bringing total net unit count to 1,889 compared to 1,876 last year.

—	The Company repurchased 2.1 million shares of common stock for $16.6 million. During the quarter, the Company entered into a $15 million accelerated stock repurchase program to take advantage of market conditions, and retired 2.0 million shares of common stock pursuant to this program.

—	The Company took advantage of lower interest rates and fixed the interest rate on $100 million of floating rate debt at a rate of 4.87 percent beginning June 30, 2008.
Commenting on the Company’s performance, AFC Chief Executive Officer Cheryl Bachelder said, “We are pleased with our earnings performance for the first quarter. During a challenging economic environment, we remain focused on managing our cost structure to help offset softer sales. We are confident that as our new strategic initiatives start to gain traction, we will see improvement in our sales and operations performance.”
     Strategic Plan Update
—	Build the Popeyes Brand

—	During the first quarter, the Company launched its Popeyes Bonafide Chicken™ campaign which emphasizes the superiority of Popeyes core bone-in chicken. Same-store sales performance during the campaign showed Popeyes outpacing the chicken QSR category.

—	In May, Popeyes restaurants are featuring Buffalo Nuggets, a portable boneless chicken snack product with a $2.99 value price point designed to target additional traffic for lunch and snack dayparts.

—	In the second half of 2008, Popeyes will introduce three new menu platforms which develop portable snacks, quick lunches, and everyday value offerings. Each new menu platform will source its food advantage from Popeyes’ rich Louisiana culinary heritage.

—	Run Great Restaurants

—	During the first quarter, the Company implemented a guest experience monitor (GEM) survey measuring tool at two-thirds of the Popeyes domestic restaurants. Initial results from these surveys showed a direct correlation between higher sales and higher guest experience scores. This information will be used to set higher standards and share best practices in the restaurants.

—	The Company completed the restructuring of its field operations organization during the quarter and will implement in-restaurant quarterly assessments of all Popeyes restaurants by the end of 2008.

—	Strengthen Unit Economics

—	The Company is working to identify 2 percentage points of restaurant level margin improvement by implementing tools to better manage food and other costs, limit waste, and optimize labor scheduling in the restaurants.

—	Align People and Resources to Deliver Results

—	The Company is continuing to identify experienced and qualified franchisees to purchase the company-operated restaurants as part of its new strategic initiative.
     First Quarter Performance Review compared to First Quarter Last Year
Total system-wide sales increased by 1.5 percent. This increase in sales was comprised of a 1.2 percent increase in franchisee restaurant sales to $511.2 million, and a 7.8 percent increase in company-operated restaurant sales to $26.4 million.
Total domestic same-store sales decreased 1.8 percent compared to a decrease of 3.4 percent last year, and total global same-store sales decreased 1.3 percent compared to a decrease of 3.1 percent last year. Same-store sales for company-operated restaurants decreased 5.9 percent compared to a 6.2 percent decrease last year. Lower same-store sales are primarily the result of lower transactions, as traffic continues to slow due to weakening economic conditions and to industry-wide pricing increases to offset rising commodity costs.
Total revenues were $53.3 million, compared to $51.0 million last year. This increase was comprised of approximately $1.6 million from new openings of company-operated restaurants in the Atlanta and Tennessee markets, $1.6 million from the timing of temporary restaurant closures primarily in New Orleans, and $0.7 million primarily from royalties and fees from new franchised restaurants, partially offset by a $1.6 million decrease in same-store sales.
General and administrative expenses were $16.8 million, or 3.1 percent of system-wide sales, compared to $14.9 million, or 2.8 percent of system-wide sales last year. This increase was due primarily to costs of new management talent and non-recurring marketing and menu professional fees.
Other income was $1.3 million, or $0.03 per diluted share, which primarily includes favorable settlement of insurance claims and a gain on the sale of a property previously leased to a franchisee.
Operating profit was $13.3 million, compared to $13.0 million last year.
EBITDA was $15.4 million, at a margin of 28.9 percent of total revenues, compared to last year’s EBITDA of $15.1 million, at a margin of 29.6 percent. AFC’s EBITDA computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”
Income tax expense was $4.1 million, at an effective tax rate of 39.0 percent, compared to an effective tax rate of 39.0 percent last year.

Net income was $6.4 million, or $0.24 per diluted share, compared to $6.4 million, or $0.22 per diluted share, last year. Net income in the first quarter benefited by approximately $0.03 per diluted share from other income mentioned above.
The Company’s free cash flow remains strong at $8.8 million compared to $7.8 million last year. AFC’s free cash flow computation and reconciliation to GAAP measures are described in detail under the heading “Use of Non-GAAP Financial Measures.”
During the first quarter, the Company repurchased 2.1 million shares of common stock for $16.6 million. This amount included $15 million related to the Company’s accelerated stock repurchase program which commenced on March 12, 2008. Under the terms of its current credit facility, the Company has the ability to repurchase an additional $21.6 million of shares during fiscal year 2008. As of May 16, 2008, there were approximately 25.2 million shares of the Company’s common stock outstanding.
Recognizing the favorable interest rates in the current market, the Company entered into an interest rate swap agreement effective June 30, 2008 through June 30, 2010 on a notional amount of $100.0 million. The effect of the agreement is to limit interest rate exposure on this portion of the 2005 Credit Facility to a fixed rate of 4.87 percent, compared to 6.40 percent on the current interest rate swap agreement.
The Popeyes system opened 37 new restaurants, compared to 29 new restaurants last year, and reported 32 permanent restaurant closures, including 17 units domestically and 15 units internationally.
On a system-wide basis, Popeyes had 1,889 units operating at the end of the first quarter, compared to 1,876 units last year. Total unit count was comprised of 1,565 domestic units and 324 international units in 24 foreign countries and two territories. Of this total, 1,825 were franchised and 64 were company-operated restaurants.
Fiscal 2008 Guidance
The Company expects the consumer environment to become increasingly challenging and now forecasts total domestic same-store sales for fiscal 2008 to be negative 1.0 to 2.0 percent, compared to previous guidance at flat to positive 1.0 percent. The Company expects global new restaurant openings for 2008 to remain in the range of 115-130 and expects its closure rate to be similar to the past few years. Net openings guidance is expected to remain in the range of 5-15 units.
The Company now expects its full year earnings to be $0.66-$0.71 per diluted share, compared to previous guidance of $0.63-$0.68 per diluted share. The revised earnings guidance includes an increase of $0.03 per diluted share of other income realized in the first quarter, as discussed above. This guidance also reflects the Company’s plans for continued management of its interest expense and general and administrative expenses to help offset weaker same-store sales expectations.
General and administrative expenses as a percentage of system-wide sales are expected to remain at previous guidance of 3.0 to 3.1 percent, among the lowest percentage in the industry. As previously communicated, general and administrative expenses include $3.5 million of non-recurring investments the Company is making in 2008 for branding and marketing, operational upgrades and new licensed technology to retool and strengthen the brand. After 2008, the Company expects to see general and administrative expenses as a percentage of system-wide sales return to a trend below 3 percent on an on-going basis.
The Company continues to expect its 2008 EBITDA margin and generation of free cash flow to be lower than fiscal 2007 due primarily to the $3.5 million of non-recurring investments discussed above. However, the Company’s 2008 EBITDA margin and generation of free cash flow are still expected to rank among the most efficient in the industry.
The Company is continuing to identify experienced and qualified franchisees to purchase the company-operated restaurants as part of its new strategic initiative. If the Company were to complete transactions for the sale of all company-operated restaurants, management would expect to realize sales proceeds of $38-$42 million and earnings on the associated net gains at the lower-end of previous guidance of $0.08-$0.14 per diluted share.
Ms. Bachelder concluded, “Despite the challenging marketplace, we remain confident in our full year earnings expectations. We continue to stay focused on our strategic initiatives to deliver a better experience to our guest, execute a more relevant menu and marketing plan, and drive improved profitability of our restaurants, which will strengthen the brand and better position us for future growth.”

Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on May 29, 2008, to review the results of the first quarter of fiscal 2008. To access the Company’s webcast, go to www.afce.com , select “Investor Information” and then select “AFC Enterprises First Quarter 2008 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of April 20, 2008, Popeyes had 1,889 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com .
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information Follows.

AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
As of April 20, 2008 and December 30, 2007
(In millions, except share data)

	4/20/08	12/30/07
ASSETS
Current assets:
Cash and cash equivalents	$3.3	$5.0
Accounts and current notes receivable, net	12.3	13.1
Prepaid income taxes	—	0.5
Other current assets	13.1	16.6
Total current assets	28.7	35.2
Long-term assets:
Property and equipment, net	40.5	42.4
Goodwill	11.7	11.7
Trademarks and other intangible assets, net	51.4	51.6
Other long-term assets, net	13.9	14.1
Total long-term assets	117.5	119.8
Total assets	$146.2	$155.0

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17.7	$26.1
Other current liabilities	12.7	14.9
Current debt maturities	26.4	14.0
Total current liabilities	56.8	55.0
Long-term liabilities:
Long-term debt	118.0	118.8
Deferred credits and other long-term liabilities	22.0	21.5
Total long-term liabilities	140.0	140.3
Total liabilities	196.8	195.3

Commitments and contingencies Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 25,277,973 and 27,356,105 shares issued and outstanding at April 20, 2008 and December 30, 2007, respectively)	0.3	0.3
Capital in excess of par value	111.4	127.7
Accumulated deficit	(162.1)	(168.5)
Accumulated other comprehensive income (loss)	(0.2)	0.2
Total shareholders’ deficit	(50.6)	(40.3)

Total liabilities and shareholders’ deficit	$146.2	$155.0

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	16 Weeks Ended
	4/20/2008	4/22/2007
Revenues:
Sales by company-operated restaurants	$26.4	$24.5
Franchise revenues	25.8	25.1
Other revenues	1.1	1.4
Total revenues	53.3	51.0

Expenses:
Restaurant employee, occupancy and other expenses	13.2	12.3
Restaurant food, beverages and packaging	9.2	8.2
General and administrative expenses	16.8	14.9
Depreciation and amortization	2.1	2.1
Other expenses (income), net	(1.3)	0.5
Total expenses	40.0	38.0

Operating profit	13.3	13.0
Interest expense, net	2.8	2.5

Income before income taxes	10.5	10.5
Income tax expense	4.1	4.1

Net income	$6.4	$6.4

Earning per common share, basis:	$0.24	$0.22

Earnings per common share, diluted:	$0.24	$0.22

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	16 Weeks Ended
	4/20/08	4/22/07
Cash flows provided by (used in) operating activities:
Net income	$6.4	$6.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2.1	2.1
Asset write downs	—	0.3
Net gain on sales of assets	(0.7)	(0.1)
Deferred income taxes	0.8	0.6
Non-cash interest, net	—	(0.1)
Provision for credit losses	—	0.2
Excess tax (benefits) liabilities from stock-based compensation	0.3	(0.9)
Stock-based payment expense	0.8	0.4
Change in operating assets and liabilities:
Accounts receivable	1.1	3.6
Prepaid income taxes	0.5	3.8
Other operating assets	0.5	—
Accounts payable and other operating liabilities	(10.7)	(0.2)
Net cash provided by operating activities	1.1	16.1

Cash flows provided by (used in) investing activities:
Capital expenditures	(0.7)	(2.6)
Proceeds from dispositions of property and equipment	0.7	—
Proceeds from notes receivable	0.3	0.2
Net cash provided by (used in) investing activities	0.3	(2.4)

Cash flows provided by (used in) financing activities:
Principal payments - 2005 Credit Facility term loan	(8.3)	(6.3)
Net borrowings under 2005 revolving credit facility	20.0	—
Special cash dividend	(0.5)	(0.7)
Stock repurchases	(16.6)	(6.8)
Proceeds from exercise of employee stock options	—	3.1
Excess tax benefits (liabilities) from stock-based compensation	(0.3)	0.9
(Increase ) decrease in restricted cash	2.7	(2.2)
Other, net	(0.1)	(0.1)
Net cash (used in) financing activities	(3.1)	(12.1)

Net increase (decrease) in cash and cash equivalents	(1.7)	1.6
Cash and cash equivalents at beginning of year	5.0	6.7
Cash and cash equivalents at end of quarter	$3.3	$8.3

	Q1 Ended	Q1 Ended
	4/20/08	4/22/07
Total Same-Store Sales
Company-operated	(5.9%)	(6.2%)
Franchised (a)	(1.6%)	(3.3%)
Total Domestic	(1.8%)	(3.4%)
International (b)	3.5%	0.2%
Total Global	(1.3%)	(3.1%)
Total Franchised (a and b)	(1.1%)	(3.0%)

New Unit Openings
Company-operated	0	1
Franchised	17	22
Total Domestic	17	23
International	20	6
Total Global	37	29

Unit Count
Company-operated	64	56
Franchised	1,501	1,503
Total Domestic	1,565	1,559
International	324	317
Total Global	1,889	1,876
Use of Non-GAAP Financial Measures EBITDA: Calculation and Definition
The following table reconciles first quarter 2008, first quarter 2007 and fiscal 2007, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the most directly comparable GAAP measure to EBITDA:

	Q1 Ended	Q1 Ended
(dollars in millions)	4/20/08	4/22/07	Fiscal 2007
Net income	$6.4	$6.4	$23.1
Interest expense, net	$2.8	$2.5	$8.7
Income tax expense	$4.1	$4.1	$13.8
Depreciation and amortization	$2.1	$2.1	$6.9
EBITDA	$15.4	$15.1	$52.5
Total Revenues	$53.3	$51.0	$167.3
EBITDA as a percentage of Total Revenues (EBITDA margin)	28.9%	29.6%	31.4%
     Free cash flow: Calculation and Definition
The following table reconciles first quarter 2008, first quarter 2007 and fiscal 2007, the Company’s free cash flow on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the most directly comparable GAAP measure to free cash flow:

	Q1 Ended	Q1 Ended
(dollars in millions)	4/20/08	4/22/07	Fiscal 2007
Net income	$6.4	$6.4	$23.1
Depreciation and amortization	$2.1	$2.1	$6.9
Stock compensation expense	$0.8	$0.4	$1.7
Maintenance capital expenses	$(0.5)	$(1.1)	$(3.2)
Free cash flow	$8.8	$7.8	$28.5
Total Revenues	$53.3	$51.0	$167.3
Free cash flow as a percentage of Total Revenues	16.5%	15.3%	17.0%

     Management’s Use of Non-GAAP Financial Measures
EBITDA and free cash flow are supplemental non-GAAP financial measures. We use EBITDA and free cash flow, in addition to net income, operating profit and cash flows from operating activities, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe these measures are important indicators of our operational strength and performance of our business because they provide a link between profitability and operating cash flow. EBITDA and free cash flow as calculated by us are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA and free cash flow: (a) do not represent net income or cash flows from operations as defined by GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as an alternative to net income, operating profit, cash flows from operating activities or our other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its new strategic plan including the divestiture of company-operated restaurants and financial projections based on the full implementation of such plan, the Company’s ability to repurchase shares of its common stock under its share repurchase program and the number of shares that may actually be repurchased (if any), projections and expectations regarding same-store sales for fiscal 2008 and beyond, the Company’s ability to improve restaurant level margins, guidance for new openings and restaurant closures, and the Company’s anticipated 2008 performances including projections regarding general and administrative expenses, net earnings per diluted share, EBITDA margins and free cash flows and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food- borne illnesses, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2007 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.